PURCHASE AND SALE AGREEMENT

     THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is dated the 12th day of January, 1999, by and between EVERGREEN RESOURCES, INC., a Colorado corporation, with an office at 1401 17th Street, Suite 1200, Denver, Colorado 80202 (hereinafter referred to as "Buyer") and CIS OIL & GAS, INC., a Kansas corporation, with an office 211 W. 14th Street , Chanute, Kansas 66720 (hereinafter referred to as "Seller").

                                  RECITALS:

     A. Seller desires to sell, assign and convey to Buyer and Buyer desires to purchase and accept all of Seller's oil and gas properties and related interests located in the Raton Basin of Colorado.

     B.  The parties have reached agreement regarding such sale and purchase.

     NOW, THEREFORE, for valuable consideration and the mutual covenants and agreements herein contained, Seller and Buyer agree as follows:

                             ARTICLE 1. DEFINITIONS

1. Definitions: In this Agreement, capitalized terms have the meanings provided in this Article, unless expressly provided otherwise in other Articles. (All defined terms include both the singular and the plural. All references to Articles refer to Articles in this Agreement, and all Exhibits refer to Exhibits attached to and made a part of this Agreement.)

     1.1  "AAA"  has the meaning set forth in Article 14.10.

     1.2  "Accounting Referee"  has the meaning set forth in Article 6.5.

     1.3 "Alleged Title Defect" means a Title Defect (as hereinafter defined) which is asserted by Buyer in accordance with Article 4.2.

     1.4 "Assignment and Bill of Sale" means a document in the form of Exhibit "D".

     1.5 "Claim" or "Claims" means any and all claims, demands, suits, causes of action, losses, damages, liabilities, fines, penalties and costs (including attorneys' fees and costs of litigation) which are brought by or owed to a Third Party (as hereinafter defined).

     1.6 "Close" or "Closing" means the consummation of the transfer of title to the Properties (as hereinafter defined) to Buyer, including execution and delivery of all documents provided herein.

     1.7 "Closing Date" means a mutually agreeable date on or before January 19, 1999, or such other earlier date as may be mutually agreed upon by the parties.

     1.8 "Defensible Title" means, as to the Properties, such title held by Seller that, subject to and except for the Permitted Encumbrances (as hereinafter defined):

          (a) entitles Seller to receive not less than the "Net Revenue Interests" set forth in Exhibit "A-1" of all oil, gas and associated liquid and gaseous hydrocarbons produced, saved and marketed from the Properties;
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          (b)  obligates Seller to bear costs and expenses relating to the ownership, operation, maintenance and repair of the wells and facilities located on or attributable to the Properties in an amount not greater than the "Working Interests" set forth in Exhibit "A-1", unless there is a corresponding increase in the Net Revenue Interests; and

          (c)  is free and clear of liens, encumbrances and encroachments.

     1.9 "Effective Time" means December 31, 1998, at 11:59 p.m., local time where the Properties are located.

     1.10 "Environmental Claims" means all Claims for pollution or environmental damages of any kind, including without limitation, those relating to: (a) remediation and/or clean-up thereof, (b) damage to and/or loss of any property or resource, and/or (c) injury or death of any person(s) whomsoever; including without limitation, Claims relating to breach and/or violation of Environmental Laws, common law causes of action such as negligence, gross negligence, strict liability, nuisance or trespass, or fault imposed by statute, rule, regulation or otherwise, Claims relating to asbestos, NORM (as hereinafter defined) or other potentially hazardous substances, all costs associated with remediation and clean up, and fines and penalties associated with any of the foregoing.

     1.11 "Environmental Laws" means all laws, statutes, ordinances, permits, orders, judgments, rules or regulations which are promulgated, issued or enacted by a governmental entity or tribal authority having appropriate jurisdiction that, (a) relate to the prevention of pollution or environmental damage, (b) the remediation of pollution or environmental damage, or (c) the protection of the environment generally; including without limitation, the Clean Air Act, as amended, the Clean Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substance and Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous and the Solid Waste Amendments Act of 1984, as amended, and the Oil Pollution Act of 1990, as amended.

     1.12  "Letters-in-Lieu" means a document in the form of Exhibit "F".

     1.13  "Non-Foreign Affidavit" means a document in the form of Exhibit
"H".

     1.14  "Permitted Encumbrances"  means:

           (a) Royalties, overriding royalties, production payments, reversionary interests, convertible interests, net profits interests, division orders and similar burdens which are of record as of the date hereof, encumbering the Properties to the extent the net cumulative effect of such burdens do not, as of Closing, operate to reduce the Net Revenue Interests of the Properties to less than the Net Revenue Interests set forth in Exhibit "A-1";

           (b) Preferential purchase rights and consents to assignment and similar contractual provisions encumbering the Properties with respect to which, prior to Closing, (i) waivers or consents are obtained from the appropriate parties, or (ii) the appropriate time period for asserting such rights have expired without an exercise of such rights;

           (c) Easements, rights-of-way, servitudes, surface leases, sub-surface leases, grazing rights, logging rights, canals, ditches,

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reservoirs, pipelines, utility lines, telephone lines, power lines, railways, streets, roads, alleys, highways and structures on, over and through the Properties, to the extent such rights, interests or structures do not materially interfere with the operation of the Properties;

           (d) The terms and conditions of all leases, agreements, contracts and instruments associated with, attributable to or encumbering the Properties;

           (e) Liens for taxes or assessments not yet due or not yet delinquent or, if delinquent, that are being contested by Seller in good faith in the normal course of business;

           (f) Liens of operators relating to obligations not yet due or not yet delinquent or, if delinquent, that are being contested by Seller in good faith in the normal course of business.

     1.15 "Properties" means all of Seller's ownership interest in and to the following properties (real, personal or mixed) and rights (contractual or otherwise) which intended to include all of Seller's interests within the Raton Basin, Colorado and specifically, without limiting the foregoing, the following:

           (a) The oil and gas leasehold interests, working interests, net revenue interests, fee interests, mineral interests, royalty interests and overriding royalty interests which are expressly described in Exhibit "A-1";

           (b) All of the presently existing and valid unitization and pooling agreements and units (including all units formed by voluntary agreement and those formed under the rules, regulations, orders or other official acts of any governmental entity having appropriate jurisdiction) to the extent they relate to any of the interests which are expressly described in Exhibit "A-1";

           (c) All of the presently existing and valid oil sales contracts, casinghead gas sales contracts, gas sales contracts, processing contracts, gathering contracts, transportation contracts, easements, rights-of-way, servitudes, surface leases and other contracts to the extent they relate to any of the interests which are expressly described in Exhibit "A-1", and to the extent described on Exhibit "B"; and

           (d) All of the personal property and improvements, including without limitation, wells (whether producing, plugged and abandoned, shut-in, injection or water supply), tanks, boilers, buildings, fixtures, machinery, equipment, pipelines, utility lines, power lines, telephone lines, telegraph lines, roads and other appurtenances, to the extent the same are situated upon and/or used or held for use by Seller solely in connection with the ownership, operation, maintenance and repair of the interests which are expressly described in Exhibit "A-1", subject to the reservations stated below.

     1.16 "Records" means all of the Seller's books, records and files related to the Properties, excluding, however: all previous offers and economic analyses associated with the purchase, sale or exchange of the Properties, proprietary information, interpretive information, internal communications, personnel information, tax information, information covered by a non-disclosure obligation and information covered by a legal privilege.

     1.17 "Title Defect" means any lien, encumbrance, encroachment or defect associated with Seller's title to the Properties (excluding Permitted Encumbrances) that would cause Seller not to have Defensible Title.


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           ARTICLE 2. TRANSFER OF THE PROPERTIES; OTHER AGREEMENTS

     2.1 Sale and Purchase. On the Closing Date, effective as of the Effective Time and upon the terms and conditions herein set forth, Seller agrees to sell and assign the Properties to Buyer and Buyer agrees to buy and accept the Properties.

     2.2  Termination of Other Agreements.   Upon Closing, the following
agreements between or affecting the parties shall be deemed terminated and cancelled, and all obligations of either party thereunder shall be deemed fully and finally discharged:

          a. Development Agreement between Buyer and Seller dated as of June 1, 1998.

          b. Purchase and Sale Agreement (Gathering System), between Seller and Primero Gas Marketing Company, an affiliate of Buyer, dated June 1, 1998, as amended.

          c. Purchase and Sale Agreement (Long's Canyon) between Buyer and Seller, dated June 1, 1998.

     2.3 Assumption of Other Agreements. Upon Closing, Buyer shall assume, as of the Effective Time, the position of Seller under the following contracts and will thereafter be responsible for the performance of Seller's obligations thereunder and be entitled to the rights of Seller thereunder:

          a. Gas Purchase and Sale Agreement between Buyer and Seller and Primero Gas Marketing Company, dated August 7, 1998.

          b. Model Form Operating Agreement designating Evergreen Operating Corp., as Operator, with respect to the Properties.

                          ARTICLE 3. PURCHASE PRICE

     3.1 Consideration and Purchase Price. The total consideration, subject to adjustments as set forth herein, paid to Seller by Buyer for the Properties shall be as follows:

          a.  450,000 shares of common stock of Evergreen Resources, Inc.
That stock shall initially be restricted at Closing (within the meaning of federal securities laws). Buyer shall use its commercially reasonable efforts to cause the registration of that stock with any firm commitment registration in connection with any registration undertaken by Buyer after Closing; provided, Buyer makes no representations as to when, if ever, such stock shall be registered, or whether such stock will be excluded from the registration as a result of underwriter cutbacks;

          b. $250,000.00, in cash or other immediately available funds which shall be due and payable at Closing to the extent that such sum has not been advanced to Seller prior to Closing; and,

          c. The assumption of and the responsibility to pay the debts and accounts payable of Seller described on Schedule 3.1, attached hereto and made a part hereof.

                           ARTICLE 4. TITLE REVIEW

     4.1 Review of Title Records. Seller shall make available to Buyer Records in Seller's possession relating to title to the Properties. Buyer shall be entitled to review said title Records. Buyer shall have the right to

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reasonably request copies of any and all such title Records.

     4.2 Adjustment of Purchase Price for Increases or Decreases in Interests Assigned. As soon as reasonably practicable after Buyer's review of the title Records, Buyer shall notify Seller of any Properties which are subject to Alleged Title Defect(s). Notice of Alleged Title Defect(s) shall include a description and full explanation (including any and all supporting documentation) of each Alleged Title Defect being claimed and a value which Buyer in good faith attributes to each said Alleged Title Defect. With respect to Alleged Title Defect(s), Seller may undertake to satisfy some, all or none of those raised by Buyer at Seller's sole cost and expense. Buyer and Seller shall meet prior to the Closing Date in an attempt to mutually agree on a proposed resolution with respect to any Alleged Title Defect(s) which by such time have not been agreed between the parties. Buyer or Seller shall have the right to terminate this Agreement on the Closing Date if the value attributable to Alleged Title Defect(s) which remain uncured as of the Closing Date exceeds more than 10% of the unadjusted Purchase Price (using the closing price of Evergreen Resources, Inc., common stock, as of the date hereof).
Upon Closing, Buyer shall be deemed to have waived all title defects not raised and resolved before Closing, and there shall be no post-closing adjustment for any such waived title defects; provided, however, the foregoing shall not apply to any title defects arising as a result of any breach of Seller's special warranty of title.

                             ARTICLE 5. ACCOUNTING

     5.1 Revenues, Expenses and Capital Expenditures. All merchantable oil and natural gas liquid hydrocarbons stored in tanks and vessels on the Properties will be gauged to the bottom of the flange by Seller or the operator of the Properties as of the Effective Time, and Seller shall be entitled to the proceeds of such oil and natural gas liquid hydrocarbons so gauged when sold. Buyer shall be entitled to witness said tank gauging.
These proceeds shall be settled in the accounting settlement described below. Oil and other liquid hydrocarbons in treating equipment, separation equipment and tanks below pipeline connections as of the Effective Time shall not be considered to be merchantable and shall become the property of Buyer. All revenues attributable to the operation of the Properties prior to the Effective Time shall be owned by and for the account of Seller. Seller shall be entitled to all operating revenues and related accounts receivable arising in the ordinary course of business attributable to the Properties and shall be responsible for all operating expenses and related accounts payable arising in the ordinary course of business attributable to the Properties, in each case to the extent they relate to the time prior to the Effective Time. Buyer shall be entitled to all operating revenues and related accounts receivable arising in the ordinary course of business attributable to the Properties and responsible for the payment of all operating expenses and related accounts payable arising in the ordinary course of business attributable to the Properties, in each case to the extent they relate to time after the Effective Time. The actual amounts or values associated with the above shall be
accounted for in the Final Accounting Settlement.   Buyer shall assume
Seller's suspense funds associated with the acquired Properties as of the Effective Time, and these funds shall be accounted for in the Final Accounting Settlement.

     5.2 Taxes. All taxes and assessments, including without limitation, excise taxes, ad valorem taxes and any other federal, state, local or tribal taxes or assessments attributable to the ownership or operation of the Properties prior to the Effective Time shall remain Seller's responsibility, and all deductions, credits and refunds pertaining to the aforementioned taxes and assessments, no matter when received, shall belong to Seller; provided however, it is understood that the actual discharge of Seller's responsibility


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for those taxes shall be pursuant to Buyer's assumptions under Section 3.1,
c., above. All taxes and assessments, including without limitation, excise taxes, ad valorem taxes and any other federal, state, local or tribal taxes and assessments attributable to the ownership or operation of the Properties after the Effective Time (excluding income taxes from the Effective Time through the Closing) shall be Buyer's responsibility, and all deductions, credits and refunds pertaining to the aforementioned taxes and assessments, no
matter when received, shall belong to Buyer.   The actual amounts or values
associated with the above, if any, shall be accounted for in the Final Accounting Settlement. The parties agree that the transaction contemplated herein is an occasional sale of assets by Seller in which Seller does not trade in the ordinary course of its business. Accordingly, the parties will take commercially reasonable actions to establish the occasional sale exemption from any sales tax associated with the transaction contemplated herein. Notwithstanding the foregoing, Buyer shall be solely responsible for all transfer, sales, use or similar taxes resulting from or associated with the transaction contemplated under this Agreement.

     5.3 Obligations and Credits. All prepaid insurance premiums, utility charges, taxes, rentals and any other prepaids applicable to periods of time after the Effective Time, if any, and attributable to the Properties shall be reimbursed to Seller by Buyer; and accrued payables applicable to periods of time prior to the Effective Time, if any, and attributable to the Properties shall be the responsibility of Seller. The actual amounts or values associated with the above shall be accounted for in the Final Accounting Settlement.

     5.4 Miscellaneous Accounting. In addition to the items set forth in Articles 5.1 through 5.3, any other amounts due between Buyer and Seller related to the ownership or operation of the Properties shall be accounted for in the Final Accounting Settlement.

     5.5 Final Accounting Settlement. If Closing occurs subsequent to the Effective Time, this Article 5.5 shall apply. As soon as reasonably practicable, but in no event later than ninety (90) Days after Closing, Seller shall deliver to Buyer a post-closing statement setting forth a detailed final calculation of all post-closing adjustments applicable to the period between the Effective Time and the Closing ("Final Accounting Settlement"). As soon as reasonably practicable, but in no event later than thirty (30) Days after Buyer receives the post-closing statement, Buyer shall deliver to Seller a written report containing any changes Buyer proposes to be made to such statement. If Buyer fails to deliver a report to Seller containing changes Buyer proposes to be made to the post-closing statement, the post-closing statement delivered by Seller shall be deemed to be true and correct and binding on and non-appealable by the parties. As soon as reasonably practicable, but in no event later than fifteen (15) Days after Seller receives Buyer's proposed changes to the post-closing statement, the parties shall meet and undertake to agree on the final post-closing adjustments. If the parties fail to agree on the final post-closing adjustments within such fifteen (15) Day period, the disputed items shall be resolved by submitting the same to a firm of independent nationally recognized accountants mutually acceptable to the parties (the "Accounting Referee"). The Accounting Referee shall resolve the dispute(s) regarding the Final Accounting Settlement within thirty (30) Days after having the relevant materials submitted for review.
The decision of the Accounting Referee shall be binding and non-appealable by the parties. The fees and expenses associated with the Accounting Referee shall be borne equally by Buyer and Seller. The date upon which all amounts associated with the Final Accounting Settlement are agreed to by the parties, whether by decision of the Accounting Referee or otherwise, shall be herein called the "Final Settlement Date." Any amounts owed by either party to the other as a result of such final post-closing adjustments shall be paid within


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five (5) Business Days after the Final Settlement Date.

     5.6 Post-Final Accounting Settlement. Any revenues received or costs and expenses paid by Buyer after the Final Accounting Settlement which are attributable to the ownership or operation of the Properties prior to the Effective Time shall be billed or reimbursed to Seller, as appropriate. Any revenues received or costs and expenses paid by Seller after the Final Accounting Settlement which are attributable to the ownership or operation of the Properties after the Effective Time, and not expressly reserved by Seller, shall be billed or reimbursed to Buyer, as appropriate.

                            ARTICLE 6. INDEMNITIES

     6.1 Opportunity for Review. Each party represents that it has had an adequate opportunity to review the following indemnity and release provisions, including the opportunity to submit the same to legal counsel for review and comment. Based upon the foregoing representation, the parties agree to the provisions set forth below.

     6.2 Seller's Indemnity Obligation. Seller shall, subject to the limitations set forth below, release Buyer from and shall fully protect, indemnify and defend Buyer, its officers, agents, employees and Affiliates and hold them harmless from and against any and all Claims relating to, arising out of, or connected, directly or indirectly, with the ownership or operation of the Properties, or any part thereof, pertaining to the period of time prior to the Closing Date; including without limitation, Environmental Claims and Claims relating to (a) injury or death of any person or persons whomsoever,
(b) damages to or loss of any property or resources, (c) common law causes of action such as negligence, gross negligence, strict liability, nuisance or trespass, or (d) fault imposed by statute, rule, regulation or otherwise. The indemnity obligation and release provided herein shall apply regardless of cause or of any negligent acts or omissions of Buyer, its officers, agents, employees and Affiliates, but shall not apply to any matters being assumed by Buyer under the provisions of Section 3.1, c, or under Section 2.3.

     6.3 Buyer's Indemnity Obligation. Buyer shall release Seller from and shall fully protect, indemnify and defend Seller, its officers, agents, employees and Affiliates and hold them harmless from and against any and all Claims relating to, arising out of, or connected, directly or indirectly, with the ownership or operation of the Properties, or any part thereof, pertaining to the period of time at and after the Closing Date, no matter when asserted; including without limitation, Environmental Claims and Claims relating to (a) injury or death of any person or persons whomsoever, (b) damages to or loss of any property or resources, (c) common law causes of action such as negligence, gross negligence, strict liability, nuisance or trespass, or (d) fault imposed by statute, rule, regulation or otherwise. The indemnity obligation and release provided herein shall not apply to Claims arising from or related to acts or omissions, or conditions or circumstances occurring or existing before Closing.

                        ARTICLE 7.  WARRANTY OF TITLE

     7.1 Special Warranty of Title. Seller shall warrant and defend the title to the Properties conveyed to Buyer against every person whomsoever lawfully claiming the Properties or any part thereof by, through or under Seller, but not otherwise.


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                ARTICLE 8.  SELLER'S REPRESENTATIONS AND WARRANTIES

     Seller represents and warrants to Buyer that to the best of Seller's knowledge on the date hereof and as of the Closing Date:

     8.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Kansas and has all requisite corporate power and authority to own and lease the Properties. Seller is duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the Properties are located.

     8.2 Corporate Authority; Authorization of Agreement. Seller has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated herein and to perform all of the terms and conditions to be performed by it as provided for in this Agreement. The execution and delivery of this Agreement by Seller, the performance by Seller of all of the terms and conditions to be performed by it and the consummation of the transactions contemplated herein have been duly authorized and approved by all necessary corporate action. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors' rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

     8.3 No Violations. The execution and delivery of this Agreement by Seller does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated herein, will not:

          (a) Conflict with or require the consent of any person or entity under any of the terms, conditions or provisions of the certificate of incorporation or bylaws of Seller;

          (b) Violate any provision of, or require any filing, consent or approval under any Law applicable to or binding upon Seller (assuming receipt of all consents and approvals of governmental entities or tribal authorities customarily obtained subsequent to the transfers of title);

          (c) Conflict with, result in a breach of, constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under, accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, (i) any mortgage, indenture, loan, credit agreement or other agreement, evidencing indebtedness for borrowed money to which Seller is a party or by which Seller is bound or (ii) any order, judgment or decree of any governmental entity or tribal authority; or

          (d) Result in the creation or imposition of any lien or encumbrance upon the Properties.

     8.4 Absence of Certain Changes. Between the date of execution of this Agreement and the Closing Date, there has not been without Buyer's prior written consent:

          (a)  A sale, lease or other disposition of the Properties;

          (b) A mortgage, pledge or grant of a lien or security interest in any of the Properties; or

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          (c)  A contract or commitment to do any of the foregoing.

     8.5 Litigation. Except as disclosed on Exhibit "C" attached hereto and incorporated herein by reference, there is no action, suit or proceeding pending against Seller which could have a material adverse effect on the value or operation of the Properties or that could prevent the consummation of the transaction contemplated by this Agreement.

     8.6 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or threatened against Seller.

     8.7 Brokers. Seller has incurred no obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of the matters provided for in this Agreement.

     8.8 Third Party Rights. Except for the Permitted Encumbrances, there are no existing agreements, options, commitments or rights with, to or in any third party to acquire any interests of Seller in any portion of the Properties. Further, Seller does not require any consent or approval of third-parties or governmental agencies to enter this Agreement or to consummate the transactions contemplated herein other than approvals that are ordinarily obtained after Closing.

     8.9 Reversionary Interests. None of the Properties are subject to any reversionary rights in any other person which would reduce the interests specified on Exhibits A and A-1 following the date hereof, except as expressly specified on Exhibits A and A-1, and except as may be asserted under that certain farmout agreement dated January 10, 1996.

               ARTICLE 9. BUYER'S REPRESENTATIONS AND WARRANTIES

     Buyer represents and warrants to Seller that to the best of Buyer's knowledge on the date hereof and as of the Closing Date:

     9.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Colorado and has all requisite corporate power and authority to own and lease the Properties. Buyer is duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the Properties are located.

     9.2 Corporate Authority; Authorization of Agreement. Buyer has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated herein and to perform all the terms and conditions to be performed by it as provided for in this Agreement. The execution and delivery of this Agreement by Buyer, the performance by Buyer of all the terms and conditions to be performed by it and the consummation of the transactions contemplated herein have been duly authorized and approved by all necessary corporate action. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors' rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

     9.3 No Violations. The execution and delivery of this Agreement by Buyer does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated herein, will not:

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          (a)  Conflict with or require the consent of any person or entity under any of the terms, conditions or provisions of the certificate of incorporation or bylaws of Buyer;

          (b) Violate any provision of, or require any filing, consent or approval under any Law applicable to or binding upon Buyer; or

          (c) Conflict with, result in a breach of, constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under, accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, (i) any mortgage, indenture, loan, credit agreement or other agreement evidencing indebtedness for borrowed money to which Buyer is a party or by which Buyer is bound, or (ii) any order, judgment or decree of any governmental entity or tribal authority.

                        ARTICLE 10. ADDITIONAL AGREEMENTS

     10.1 Covenants of Seller. From the date hereof until Closing, without first obtaining the consent of Buyer, Seller will not:

           (a)  waive any right of material value relating to the Properties;

           (b) convey, encumber, mortgage, pledge or dispose of any of the Properties;

           (c) enter into, modify or terminate any contracts pertaining to the Properties; or

           (d)  contract or commit itself to do any of the foregoing.

     10.2 Records. Within thirty (30) Days after Closing (except as provided below), Seller shall furnish to Buyer all Records which are maintained by Seller; provided however, Seller shall be entitled to retain copies of any or all such Records.

                  ARTICLE 11. CONDITIONS PRECEDENT TO CLOSING

     11.1 Conditions Precedent to Seller's Obligation to Close. Seller shall be obligated to consummate the sale of the Properties as contemplated by this Agreement on the Closing Date, provided the following conditions precedent have been satisfied or have been waived by Seller:

            11.1.1 All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of Closing as though such representations and warranties were made at and as of such time; and

            11.1.2 Buyer shall have complied in all material respects with all obligations and conditions contained in this Agreement to be performed or complied with by Buyer on or prior to the Closing.

     11.2 Conditions Precedent to Buyer's Obligation to Close. Buyer shall be obligated to consummate the purchase of the Properties as contemplated by this Agreement on the Closing Date, provided the following conditions precedent have been satisfied or have been waived by Buyer:

            11.2.1 All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of Closing as though such representations and warranties were made at and as of such time; and


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

            11.2.2 Seller shall have complied in all material respects with all obligations and conditions contained in this Agreement to be performed or complied with by Seller on or prior to the Closing.

     11.3 Conditions Precedent to Obligation of Each Party. The parties shall be obligated to consummate the sale and purchase of the Properties as contemplated in this Agreement on the Closing Date, provided the following conditions precedent have been satisfied or have been waived:

            11.3.1 No suit, action or other proceedings shall be pending before any court or governmental entity in which it is sought by a person or entity other than the parties hereto or any of their Affiliates, officers, directors, or employees to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or to obtain substantial damages in connection with the transaction contemplated herein, nor shall there be any investigation by a governmental entity pending which might result in any such suit, action or other proceedings seeking to restrain, enjoin or otherwise prohibit the consummation of the transaction contemplated by this Agreement;

            11.3.2 All consents and approvals, if any, whether required contractually or by applicable federal, state, local or tribal Law, or otherwise necessary for the execution, delivery and performance of this Agreement by Seller (except for consents and approvals of governmental entities or tribal authorities customarily obtained subsequent to the transfer of title) shall have been obtained and delivered to Buyer by the Closing and shall not have been withdrawn or revoked.

                            ARTICLE 12. TERMINATION

     12.1 Grounds for Termination. This Agreement may be terminated at any time prior to Closing:

           12.1.1  By the mutual written agreement of Seller and Buyer;

           12.1.2 By either Seller or Buyer if the consummation of the transactions contemplated herein would violate any nonappealable final order, decree or judgment of any governmental entity having appropriate jurisdiction enjoining or awarding substantial damages in connection with the consummation of the transactions contemplated herein;

           12.1.3 By either Seller or Buyer if Closing shall not have occurred by January 31, 1999; provided a party may not terminate this Agreement if at the time of the termination that party is in default of any of its obligations, agreements or covenants hereunder.

     12.2 Effect of Termination. If this Agreement is terminated in accordance with Article 12.1, such termination shall be without liability of any party to this Agreement or any officer, director, Affiliate, or employee of such party.

                           ARTICLE 13. THE CLOSING

     13.1 Closing. Prior to the Closing Date, Buyer shall provide Seller with a Closing statement setting forth the adjusted Purchase Price. Closing shall be held in Buyer's office at 1401 17th Street, Suite 1200, Denver, Colorado 80202, or any other location as mutually agreed in writing by Seller and Buyer.

     13.2  Obligations of Seller at Closing.  At the Closing, Seller shall


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
deliver to Buyer, unless waived by Buyer, the following:

           13.2.1 A document conveying all of Seller's right, title and interests in and to the Properties substantially in the form of the Assignment and Bill of Sale attached hereto as Exhibit "D";

           13.2.2 Evidence that all consents and approvals prerequisite to the sale and conveyance of the Properties (except for consents and approvals of governmental entities or tribal authorities customarily obtained subsequent to the transfer of title) have been obtained, as well as evidence of waiver or lapse of any unexercised preferential purchase rights applicable to the Properties;

           13.2.3 A Certificate executed by Seller certifying as to the matters specified in Articles 11.2.1 and 11.2.2 above substantially in the form of Exhibit "E";

           13.2.4 Letters-in-Lieu of division orders or transfer orders executed by Seller substantially in the form of Exhibit "F";

           13.2.5 A Non-Foreign Affidavit executed by Seller substantially in the form of Exhibit "H"; and

           13.2.6 Such other instruments as necessary to carry out Seller's obligations under this Agreement.

     13.3 Obligations of Buyer at Closing. At the Closing, Buyer shall deliver to Seller, unless waived by Seller, the following:

           13.3.1 The Assignment and Bill of Sale, executed and properly acknowledged, referred to in Article 13.2.1;

           13.3.2  The consideration in the amount and forms specified in
Article 3;

           13.3.3 A Certificate executed by Buyer certifying as to the matters specified in Articles 11.1.1 and 11.1.2 substantially in the form of Exhibit "E";

           13.3.4 Letters-in-Lieu of division orders or transfer orders executed by Buyer substantially in the form of Exhibit "F";

           13.3.5 Such other instruments as necessary to carry out Buyer's obligations under this Agreement.

                           ARTICLE 14. MISCELLANEOUS

     14.1 Notices. All notices and other communications required, permitted or desired to be given hereunder must be in writing and sent by U.S. mail, properly addressed as shown below, and with all postage and other charges fully prepaid or by hand delivery or by facsimile transmission. Date of service by mail and hand delivery is the date on which such notice is received by the addressee and by facsimile is the date sent (as evidenced by fax machine confirmation of receipt), or if such date is not on a Business Day, then on the next date which is a Business Day. Each party may change its address by notifying the other party in writing.


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

     If to Buyer:       Evergreen Resources, Inc.
                        1401 17th Street, Suite 1200
                        Denver, Colorado 80202
                        Fax: (303) 295-7895


     If to Seller:      CIS Oil & Gas, Inc.
                        211 W. 14th
                        Chanute, KS 66720
                        Fax:

     14.2 Further Assurances. From and after Closing, at the request of Seller but without further consideration, Buyer will execute and deliver or use reasonable efforts to cause to be executed and delivered such other instruments of conveyance and take such other actions as Seller reasonably may request to more effectively put Seller in possession of any property which was not intended by the parties to be conveyed by Buyer. From and after Closing, at the request of Buyer but without further consideration, Seller shall execute and deliver or use reasonable efforts to cause to be executed and delivered such other instruments of conveyance and take such other actions as Buyer reasonably may request to more effectively put Buyer in possession of the Properties. If any of the Properties are incorrectly described, the description shall be corrected upon proof of the proper description.

     14.3 Survival of Representations and Warranties. The representations and warranties contained in this Agreement, and all covenants, indemnities and agreements contained herein shall expressly survive Closing and the delivery of the Properties.

     14.4 Amendments and Severability. No amendments or other changes to this Agreement shall be effective or binding on either of the parties unless the same shall be in writing and signed by both Seller and Buyer. The invalidity of any one or more provisions of this Agreement shall not affect the validity of this Agreement as a whole, and in case of any such invalidity, this Agreement shall be construed as if the invalid provision had not been included herein.

     14.5 Successors and Assigns. This Agreement shall not be assigned, either in whole or in part, without the express written consent of the non-assigning party. The terms, covenants and conditions contained in this Agreement shall be binding upon and shall inure to the benefit of Seller and Buyer and their respective successors and assigns, and such terms, covenants and conditions shall be covenants running with the land and with each subsequent transfer or assignment of the Properties.

     14.6 Governing Law. This Agreement shall be governed by and construed under the Laws of the State of Colorado, excluding any choice of law rules which may direct the application of the Laws of another jurisdiction.

     14.7 Public Announcements. Neither Seller nor Buyer (including any of its affiliates in either case) shall issue a public statement or press release with respect to the transaction contemplated herein (including the price and other terms) without the prior written consent of the other party, except as required by Law or listing agreement with a national security exchange and then only after prior consultation with the other party.

     14.8 Not to be Construed Against Drafter. The parties acknowledge that they have had an adequate opportunity to review each and every provision contained in this Agreement and to submit the same to legal counsel for review and comment. Based on said review and consultation, the parties agree with each and every term contained in this Agreement. Based on the foregoing, the


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
parties agree that the rule of construction that a contract be construed against the drafter, if any, shall not be applied in the interpretation and construction of this Agreement.

     14.9 Entire Agreement. This Agreement supersedes all prior and contemporaneous negotiations, understandings, letters of intent and agreements (whether oral or written) between the parties relating to the Properties and constitutes the entire understanding and agreement between the parties with respect to the sale and purchase of the Properties.

     14.10 Arbitration. Any dispute arising under this Agreement ("Arbitrable Dispute") shall be referred to and resolved by binding arbitration in Denver, Colorado, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The hearing shall be commenced within thirty (30) Days after the selection of the arbitrator. The parties and the arbitrator shall proceed diligently and in good faith in order that the arbitral award shall be made as promptly as possible. The interpretation, construction and effect of this Agreement shall be governed by the Laws of Colorado, and to the maximum extent allowed by law, in all arbitration proceedings the Laws of Colorado shall be applied, without regard to any conflicts of laws principles. All statutes of limitation and of repose that would otherwise be applicable shall apply to any arbitration proceeding. The tribunal shall not have the authority to grant or award indirect or consequential damages, punitive damages or exemplary damages.

     14.11 Execution in Counterparts. This Agreement may be executed in counterparts, which shall when taken together constitute one (1) valid and binding agreement.

     The parties have executed this Agreement on the day and year first set forth above.


                                EVERGREEN RESOURCES, INC.


                                By: /s/ Mark S. Sexton
                                Name: Mark S. Sexton
                                Title: President


                                CIS OIL & GAS, INC.

                                By: /s/ Stanton E. Ross
                                Name: Stanton E. Ross
                                Title: President


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